Exhibit 99.1

Socket Mobile Strengthens Balance Sheet with a Secured Subordinated Convertible Note Financing of $1.6 Million

FREMONT, Calif., May 30, 2023 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced productivity, today announced completion of a secured subordinated convertible note financing of $1,600,000. The proceeds will be used to increase the Company’s working capital balances.

The notes have a three-year term and will mature on May 26, 2026. The interest rate on the notes is 10%, payable quarterly in cash. The holder of each note may require the Company to repay the principal amount of the note plus accrued interest at any time after May 26, 2024. The notes are secured by the assets of the Company and are subordinated to the Company’s debts with Western Alliance Bank, its senior lender. The principal amount of each note is convertible at any time, at the option of the holder, into shares of the Company’s common stock at a conversion price of $1.34 per share, the closing price of the common stock on the Nasdaq Capital Market on May 26, 2023, and the most recent closing price as of the closing of the financing.

Investors in the financing include Charlie Bass, Chairman of the Company’s Board of Directors, Kevin Mills, the Company’s CEO and a director, and Bill Parnell, the Company’s Board director. Additional details of the financing are set forth in a Form 8-K to be filed by the Company with the SEC.

About Socket Mobile:
Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on LinkedIn, Twitter, and keep up with our latest News and Updates.

Socket Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

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